Exhibit 10.9
REPUBLIC OF PANAMA
LAGUNA ALTA TENDER NO. 03-97
OPERATIONS AND MAINTENANCE AGREEMENT
FOR THE DRINKING WATER SYSTEM TO SUPPLY WATER TO
THE AREA OF LA CHORRERA, ARRAIJAN AND CAPIRA
BIWATER INTERNATIONAL LTD.
Biwater House
Station Approach
Dorking Surrey
RH4 1TZ

OPERATIONS AND MAINTENANCE AGREEMENT
THIS OPERATIONS AND MAINTENANCE AGREEMENT (“Agreement”) is made this sixth day of July 2000 by and between Aguas De Panama SA a company organised and existing under the laws of the Republic of Panama with domicile at Calle Belen y Via Panamericana, Republica de Panama (“APSA”) of the one part and Biwater International Limited a company organised and existing under the laws of England with domicile at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ, England acting through its Panamanian branch (“Operator”) of the other part (together the “Parties” and Individually the “Party”).
WHEREAS:
1.	APSA has been awarded a concession contract for the sale of bulk water to Instituto de Acueductos y Alcantarillados Nacionales to supply the districts of La Chorrera, Arraijan and Capira for which APSA is obliged to carry out studies, designs and construction of the potable water supply facilities (“Facilities"’) and to operate and maintain the Facilities after construction for a period of 30 (thirty) years.
2.	Upon the successful commissioning of the Facilities APSA wishes the Operator to operate and maintain the Facilities in accordance with the provisions of this Agreement.
NOW IT IS AGREED as follows :
1.	DEFINITIONS AND INTERPRETATIONS
1.1	In this Agreement the following words and expressions shall have the meanings hereby assigned to them except where the context otherwise requires :

“Business Day” means any day upon which the banks are normally open to conduct business in Panama.

“Concession Contract” means the contract referred to in Recital 1 above entered into by APSA and Instituto de Acueductos y Alcantarillado Nacionales (“IDAAN”) details of which are set out in Appendix C under which APSA is to supply bulk water to IDAAN.

“Contract” means the Contract pertaining to the construction of the Facilities details of which are set out in Appendix A.

“Contractor” means any Contractor engaged by APSA in connection with the construction and testing of the Facilities.

“Defects Liability Period” means the defects liability period included in the Contract.
“Facilities” defined in recital 1 above means the water treatment plant together with associated structures and pipelines to be constructed by APSA pursuant to the Contract.
“Operating Period” shall mean a period of thirty (30) years from the date that the Operator takes responsibility for the Facilities pursuant to Sub-Clause 2.1.
“O & M Works” means the operation and maintenance of the Facilities by the Operator pursuant to the terms and conditions of this Agreement.
“Operational Performance Criteria” means the operational performance criteria of the Facilities as included in the Concession Contract.
“Operational Performance Test(s)” means any test(s) defined in the Agreement relating to the performance of the Facilities.
“Operator Services"’ means the operation and maintenance services provided by the Operator in relation to the Facilities in accordance with the requirements for the provision of such services as contained in the Concession Contract.
“Operator Temporary Warning Order” means an order issued by APSA to the Operator under the provisions of Clause 14 in the event that the Facilities fails to meet the Operational Performance Criteria.
“Operator Termination Certificate” means the certificate issued by the Operator to APSA stating that the Price and other payments due to the Operator upon termination of this Agreement.
“Operator Termination Notice” means the termination notice that may be served either by APSA terminating the Operator Services or this Agreement in accordance with Clauses 14, 15, 16 or 17 or by the Operator terminating this Agreement in accordance with Clauses 18 and 19, as the case may be.
“Panama” means the Republic of Panama.
“Price” means any payment to be made in accordance with the provisions of this Agreement by APSA to the Operator in consideration of the fulfillment by the Operator of its obligations under this Agreement details of which are included in Appendix 8.
“Programme” means the programme depicting the construction and testing of the Facilities.

“Raw Water” means the water extracted at the Raw Water source named in the Concession Contract and delivered for treatment at the water treatment Facility.

“Raw Water Criteria” means the standards for Raw Water as set out in the” Contract”.

“US Dollars” means the lawful currency of the United States of America.

1.2	Words importing the singular only include the plural and reference to any gender includes all genders.

1.3	The headings in this Agreement are for convenience only and shall be disregarded for the purpose of interpretation.

1.4	Any reference in this Agreement to writing or cognate expressions includes a reference to cable, facsimile transmission or comparable means of communication.

1.5	Reference in this Agreement to Clauses, Sub-Clauses and Appendices means Clauses, Sub-Clauses and Appendices of this Agreement.

1.6	Terms defined in the Concession Contract shall have the same meaning when referred to in this Agreement.

2.	INTENT

2.1	The Facilities will be constructed and tested in accordance with the Programme. As from 12.00 noon on the day before the day upon which the Operator is asked to be present to witness the Operational Performance Tests the Operational Period shall commence (“Effective Date”).

2.2	During the Defects Liability Period the Operator shall allow the Contractor access to the Facilities in order that, in accordance with the provisions of the Contract, he may carry out any remedial works that become apparent during such period. The Operator shall be reimbursed by APSA for any additional operation and maintenance costs incurred by the Operator as a consequence of work carried out by the Contractor during the Defects Liability Period.

3.	DUTIES AND RESPONSIBILITIES OF THE OPERATOR

3.1	The Operator shall provide the Operator Services and shall perform all the functions required for the operation and maintenance of the Facilities as detailed in this Agreement in order that the potable water from the Facilities complies with the Operational Performance Criteria.

3.2	In the event of any conflict between the provisions of this Agreement and the Concession Contract the provisions of this Agreement shall prevail.

3.3	Unless the context otherwise requires, the provisions of the Concession Contract shall apply to this Agreement as such shall apply to the O&M Works as if APSA were IDAAN therein stated and the Operator were APSA thereunder. APSA shall provide the Operator with a copy of the Concession Contract other than the details of APSA’s prices as set out in Appendix C.

3.4	Where under the Concession Contract any liability of APSA is to be determined or limited by reference to price or value as defined therein, the liability of the Operator hereunder shall be similarly determined.

3.5	Subject to Sub-Clause 3.3 the Operator shall in respect of the performance by the Operator of the O&M Works indemnify APSA against every liability which APSA may incur to any other person whatsoever and against all claims, demands, proceedings, damages, costs and expenses made against or incurred by APSA by reason of any breach by the Operator of this Agreement.

3.6	APSA agrees and declares that every limitation and exclusion of liability of APSA contained in the Concession Contract shall as between APSA and the Operator extend to protect the Operator, his servants and agents (with the exception of liability for death or personal injury caused by willful or negligent acts or omissions).

3.7	APSA’s liability to the Operator for any matter or thing arising out of or in connection with this Agreement shall extend only to the extent that such matters or things for which IDAAN shall be liable to APSA under the Concession Contract.

4.	OWNERSHIP OF THE FACILITIES

4.1	The Facilities and all the equipment, accessories, supplies, spare parts and materials forming part thereof, with the exception of Items required and supplied by the Operator in respect of the operation and maintenance of the Facilities shall be owned by APSA and the Operator shall have no rights to offer or place in guarantee any part or all of the Facilities.

5.	HEAD OFFICE SUPPORT

5.1	The Operator shall provide support from its head office to the site management as follows :

the recruitment of expatriate personnel considered necessary by the Operator;

the provision of technical, commercial and managerial assistance that the Operator considers necessary to meet its obligations hereunder; and

the procurement of materials, equipment, accessories, spare parts and other supplies as the Operator may from time to time require.

6.	THE PRICE

6.1	In consideration of the fulfillment by the Operator of its obligations under this Agreement and subject to deficiencies and delays imputable to the Operator, APSA shall guarantee the payment of the Price to be paid to the Operator. The Price shall be paid by APSA to the Operator in accordance with the provisions of Sub-Clause 6.2 for each month throughout the Operating Period with effect from the start of the period during which the Operator provides staff to observe the Operational Performance Tests or from the time when these were programmed to start but fail to do so for reasons which are outside the control of the Operator. Payments will be made in accordance with the schedules described in Appendix B.

6.2	The Price shall be paid in US Dollars in arrears on or before the last Business Day of the month following the month during which the Operator has rendered the Operator Services. Payment of the Price by APSA shall be made to the Bank account advised in writing by the Operator to APSA without any deduction or withholding whatsoever, whether by way of taxes, counter claim, set-off or otherwise within 7 days of submission of the invoice.

6.3	In the event that APSA falls to pay the Price in a timely manner as set out in Sub-Clause 6.2 or fails to make any other payment to the Operator in accordance with the provisions of this Agreement, APSA shall pay to the Operator (without prejudice to any other right or remedy available to the Operator) interest upon any overdue payment at the rate of one and one half (1.5) times the overdraft rate as may from time to time be determined by the Operator’s bank in Panama. Interest shall run from the date when the payment was due to be paid by APSA until the date of effective payment whether payment occurs after or before a claim has been made or an award or judgment given hereunder. The Operator shall issue an invoice in respect of such interest and such invoice shall be payable in accordance with the provisions of Sub-Clause 6.2.

6.4	In the event that due to deficiencies or delays imputable to the Operator, the Operator fails to supply to APSA the minimum guaranteed daily volume of potable water per day specified in the Concession

Contract for any month during the Operating Period (“Monthly Shortfall”) APSA shall be entitled to deduct from the Price to be paid for the same month the relevant sanction included for in the Concession Contract provided always that APSA shall have suffered the same sanction imposed by IDAAN under the Concession Contract.

7.	CALCULATION OF THE PRICE

7.1	APSA represents and warrants to the Operator that it shall provide the Operator with a copy of each monthly invoice that it issues to IDAAN under the Concession Contract within 7 (seven) days of the issue of any such invoice so that the Operator shall prepare its Price pursuant to this Agreement.

8.	MOBILISATION

8.1	APSA shall keep the Operator informed as to any change in the Programme and any likely change to the date of the start of the Operating Period.

8.2	At least thirty (30) calendar days before the start of the Operational Performance Tests as scheduled on the Programme the Operator shall notify APSA of the name of the Facilities manager together with a copy of his curriculum vitae. At the same time the Operator shall notify APSA of the number of personnel that will be required for the operation and maintenance of the Facilities that it expects to employ at the Facilities together with their provisional job titles.

8.3	Within fifteen (15) calendar days before the start of the Operational Performance Tests the Operator shall notify APSA of the names of the other staff (excluding hourly paid personnel) who are required for the operation and maintenance of the Facilities.

8.4	APSA shall provide the Operator with forty five (45) calendar days notice of the commencement of the Operational Performance Tests and the Operator shall ensure that the Facilities manager is present throughout the period of the Operational Performance Tests. The Operator shall ensure that all the personnel required for the operation and maintenance of the Facilities are present at the Facilities during the last seven (7) calendar days of the Operational Performance Tests. With the consent of any Contractor concerned the Operator may at its own risk and to its own account employ personnel that have been employed in the construction and/or commissioning of the Facilities. The payment of the Price by APSA to the Operator shall commence from the date of the Operational Performance Tests so notified by APSA to the Operator pursuant to this Sub-Clause 8.4 whether or not such tests actually commence on such date.

8.5	The Operator shall inform APSA within seven (7) Business Days of any change in the staffing in connection with the operation and maintenance of the Facilities.

9.	FACILITIES, EQUIPMENT AND FACILITIES PROVIDED BY APSA

9.1	APSA shall prepare a comprehensive inventory of the Facilities including as-built drawings, manufacturer’s manuals and any other spares, materials, equipment and consumable items that APSA shall have acquired from any Contractor in connection with the construction of the Facilities. If the said Inventory is not agreed and signed within thirty (30) calendar days from the issue of the Acceptance Certificate the Operator shall continue to operate and maintain the Facilities to the best of its ability.

9.2	APSA shall hand over the Facilities to the Operator and the Operator shall receive and assume responsibility for the operation and maintenance of the Facilities on the following day upon which the Facilities passed the Operational Performance Test pursuant to Sub-Clause 2.1 including all buildings, equipment (including, without limitation, any and all accessories, spare parts, supplies and other materials) and facilities as listed in the inventory referred to in Sub-Clause 9.1 subject to Sub-Clause 9.4 and Clause 27.

9.3	APSA shall hand over to the Operator, free of charge, the spares and chemicals provided to it under the Contract on the day following the day upon which the Facilities passed the Operational Performance Test pursuant to Sub-Clause 2.1; the quantities of which shall be agreed and inventorised by APSA and the Operator. The Operator will be responsible for the safe keeping and replacement of these items throughout the Operation Period.

9.4	The Operator hereby assumes the responsibility for carrying out the day to day running repairs to the Facilities as may become necessary during the Operating Period. APSA remains liable for any structural repairs to the Facilities.

10.	EQUIPMENT AND MATERIALS USED BY THE OPERATOR

10.1	The Operator does not require the prior approval from APSA for any items which need to be replaced such as spares and equipment (including, without limitation, any and all accessories, spare parts, supplies and any other materials) which it uses for the operation and maintenance of the Facilities.

11.	INSPECTION

11.1	The Operator shall allow APSA access to the Facilities at all reasonable times by prior appointment in order that APSA may inspect and verify the compliance of the Operator with the provisions of this Agreement.

12.	WORKS OUTSIDE THE BOUNDARY OF THE FACILITIES

12.1	In the event that any installations of any nature associated with the Facilities that are located outside the boundary of the Facilities require repair or replacement during the Operating Period APSA shall be responsible for all works necessary in connection with any such repair or replacement.

13.	COST OVERRUNS

13.1	If at any time during the Operating Period the Operator incurs an increase in the Operating Costs or any costs (in each case whether in US Dollars or in another currency) including, without limitation, the costs of any work required to cause the Facilities to achieve the Operational Performance Criteria, as a result of:
13.1.1	a default by APSA.

13.1.2	a Force Majeure event (as defined hereunder);

13.1.3	changes in the quantity of the Raw Water or quality of the Raw Water Criteria; or

13.1.4	work or services rendered to remedy a failure of the design for which APSA is responsible which results, or in the sole opinion of the Operator will result, in any of the Operational Performance Criteria not being achieved;
then, APSA shall pay to the Operator, without prejudice to its other rights and remedies, the amounts set out in Sub-Clause 13.2

13.2	In the event that Sub-Clause 13.1 shall apply APSA.

will pay to the Operator an Increased Price which shall reflect:
(i)	the additional costs incurred during the period in which the circumstances prevailed as the result of the event in question; plus

(ii)	interest on the amounts stated in Sub-Clause 13.2.1 (i) at the interest rate established pursuant to Sub-Clause 6.3 computed as from the date on which the additional costs were Incurred up to the date of payment of the Price; plus

(iii)	any other sum payable by the Operator on the amounts borrowed by it to cover its additional costs incurred

Where the circumstances causing the additional costs to the Operator endure for more than thirty (30) calendar days, then APSA shall pay lump sums on the expiry of each such thirty (30) calendar day period calculated up until the last day of such period.

13.3	The Operator shall give written notice to APSA which shall clearly show the amounts owing to the Operator under Sub-Clause 13.2 up to the date of the notice. Within a period of seven (7) calendar days after giving the notice the Operator shall give a further notice stating which option under Sub-Clause 13.2 it has chosen.

13.4	The rights of the Operator under this Clause 13 shall not affect any other rights which the Operator may have under this Agreement including any right to terminate this Agreement.

13.5	In the event that APSA disputes the amount of the increase in costs pursuant to Sub-Clause 13.1 APSA shall never the less pay such increase to the Operator and have recourse to the expert referred to in Clause 38 for the resolution of any such dispute.

14.	OPERATOR TEMPORARY WARNING ORDER

14.1	If during the Operating Period the Facilities fail to satisfy the Operational Performance Criteria for a continual period of ninety (90) calendar days APSA may issue an Operator Temporary Warning Order but only where such failure of the Facilities is due to a default of the Operator and is not caused by either:
14.1.1	a default by APSA including, without limitation, where the Raw Water falls outside the Raw Water Criteria; or

14.1.2	an event of Force Majeure (as defined hereunder).
14.2	When, following the issue of an Operator Temporary Warning Order, the relevant malfunctions have been rectified, the Operator shall give notice to APSA and the relevant Operational Performance Tests shall be carried out to determine whether the Facilities can produce potable water in accordance with the Operational Performance Criteria. When the Facilities have passed the Operational Performance Tests no certificate shall be issued but the Operator shall give notice to APSA that the Facilities has passed the Operational Performance Tests and the Operator Temporary Warning Order shall thereupon be deemed to be withdrawn. The notice shall include the results of the Operational Performance Tests.

14.3	The Operational Performance Tests may be halted and recommenced or conducted on one or more occasions during the period of an Operator Temporary Warning Order.

14.4	Upon the issue of an Operator Temporary Warning Order the Operator shall continue to be entitled to the payment of the Price.

14.5	In the event that the Facilities fails to pass the Operational Performance Tests carried out under Sub-Clause 14.2 within a period of nine (9) months from the date of the issue of the Operator Temporary Warning Order APSA shall be entitled to Issue an Operator Termination Notice in accordance with Sub-Clause 15.1.

14.6	Where following the issue of an Operator Temporary Warning Order under this Clause 14 the Operator notifies APSA that APSA is in default of any of its obligations under this Agreement then the period of nine (9) months referred to in Sub-Clause 14.5 shall be extended for the duration of such default.

14.7	An Operator Temporary Warning Order shall only be valid if it is notified in accordance with the provisions of Sub-Clause 31.3.1

15.	DEFAULT BY THE OPERATOR

15.1	In the event that the Facilities fall to pass the Operational Performance Tests pursuant to Sub-Clause 14.5 or the Operator fails without just cause to perform the Operator Services for a period of three (3) days APSA may be entitled to automatically terminate this Agreement fourteen (14) days after the date of the issue to the Operator of an Operator Termination Notice.

15.2	Following the termination of this Agreement in accordance with Sub-Clause 15.1 the Operator shall immediately hand over the Facilities to APSA for its unrestricted use of the Facilities.

15.3	Subject to the indemnities granted by the Operator to APSA in this Agreement, the only rights and remedies of APSA under this Agreement for a failure on the part of the Operator to perform this Agreement shall be the right to terminate under this Clause 15 and these rights and remedies shall exclude all other rights and remedies whatsoever whether implied by law or otherwise.

15.4	The Operator Termination Notice shall be valid only if it is notified in accordance with the Sub-Clause 31.1.3 and shall specify the grounds for the issue of such Operator Termination Notice.

15.5	For the avoidance of doubt where this Agreement is terminated the provision of the Operator Services shall come to an end on the date upon which the termination becomes effective but this shall not effect the accrued rights of either APSA or the Operator relating to the obligations of APSA and the Operator to each other prior to such termination and the resolution of disputes provisions shall continue in full force and effect.

16.	TERMINATION OF THE OPERATOR SERVICES

16.1	At the expiry of the Operating Period the Operator shall withdraw from the Facilities and hand over the Facilities in accordance with the provisions of Sub-Clause 16.6.

16.2	Where this Agreement is terminated as a consequence of the issue of an Operator Termination Notice pursuant to Clause 15 the Operator shall cease to provide the Operator Services and shall withdraw from the Facilities on the date of termination and shall hand over the Facilities in accordance with the provisions of Sub-Clause 16.6.

16.3	The Operator shall be liable for the maintenance of the Facilities until the date of its withdrawal therefrom.

16.4	APSA shall accept the Facilities at the time of the Operator’s withdrawal and shall be fully responsible for the Facilities from that time.

16.5	Within thirty (30) calendar days after the Operator’s withdrawal from the Facilities, or, if the Operator was not in occupation of the Facilities before termination then within thirty (30) calendar days after the date of termination the Operator shall Issue to APSA an invoice which will state the amounts due to the Operator from APSA in respect of the Price for the provision of the Operator Services up to the end of the Operating Period. For the purposes of this Clause 16 the end of the Operating Period shall be the date of the withdrawal of the Operator from the Facilities.

16.6	On the date of the withdrawal from the Facilities by the Operator, the Operator shall hand over to APSA the quantities of spares and chemicals inventorised pursuant to Sub-Clause 9.3. If there is a deficiency or an excess in any of the quantities then the value of such deficiency or excess where the deficiency occurs in items for which the Operator is liable shall be calculated and subtracted from or added to the invoice prepared in accordance with Sub-Clause 16.5. In addition the Operator shall hand over to APSA all as-built drawings and operation and maintenance manuals.

16.7	In the event that this Agreement is terminated by the issue of an Operator Termination Notice pursuant to Clause 15 the cost of repairing or replacing any of the equipment listed in the inventory taken in accordance with Sub-Clause 9.1 which is found not to be in working order will be deducted from the invoice issued in accordance with Sub-Clause 16.5 — such valuation will always allow for fair wear and tear.

16.8	If the Concession Contract Is determined for any reason whatsoever (other than by a default of the Operator hereunder) or if this Agreement is terminated by the issue of an Operator Termination Notice which is not issued as a consequence of any default by the Operator in addition to any amounts that become due to be paid by APSA to the Operator upon such termination in accordance with the provisions of this Agreement the Operator shall receive compensation from APSA in the amount of six percent (6%) of three (3) times the previous years audited turnover of APSA.

17.	BANKRUPTCY OF THE OPERATOR

17.1	If the Operator goes into bankruptcy at any time then this Agreement shall automatically terminate. The ownership of all spares, chemicals and other items required for the operation and maintenance of the Facilities that are held by the Operator shall pass immediately to APSA. APSA shall pay to the liquidators of the Operator a sum of money equivalent in value to the difference in the quantities of spares, chemicals and other items taken over by APSA and the quantities of the same items handed over to the Operator at the start of the Operating Period.

18.	DEFAULT BY APSA

18.1	In the event that APSA fails to pay amounts of the Price to the Operator in accordance with Sub-Clause 6.2 or any other amounts to be paid by it to the Operator in accordance with this Agreement or fails to perform any of its obligations under this Agreement and the default continues for a period of thirty (30) calendar days after written notice of the default has been provided by the Operator to APSA the Operator may without prejudice to any other rights and remedies it may have hereunder terminate this Agreement by fourteen (14) days written notice of an Operator Termination Notice issued to APSA.

18.2	In the event that APSA is in material default of any of its obligations, other than its obligation to pay the Price or any other amounts to be paid by it under this Agreement, which for a period of one hundred and twenty (120) calendar days in any year has a material effect upon the ability of the Operator to perform its obligations under this Agreement the Operator may, without prejudice to any other rights and remedies it may have hereunder, terminate this Agreement by issuing an Operator Termination Notice to APSA.

18.3	An Operator Termination Notice issued pursuant to this Clause 18 shall be valid only if it is notified in accordance with Sub-Clause 31.3.1.

19.	FORCE MAJEURE OR FORTUITOUS CASES

19.1	In the event of the occurrence of an event of Force Majeure or Fortuitous Case the Operator shall not be liable to APSA to provide the Operator Services pursuant to the provisions of this Agreement.

19.2	If the Facilities shall sustain destruction or damage by reason of any event of Force Majeure or Fortuitous Case APSA shall repair and make good the same at its sole cost and expense.

19.3	Either Party shall notify the other in writing of the occurrence of any event of Force Majeure or Fortuitous Case and of the cessation of such event.

19.4	If a Force Majeure or Fortuitous Case event occurs with the effect that APSA is unable to deliver and provide Raw Water to the Facilities or the Operator is prevented from gaining access to the Facilities APSA shall continue to pay the Price to the Operator in accordance with the provisions of Appendix B.

19.5	In the event that Force Majeure or Fortuitous Case occurs during the Operating Period such period shall be extended by a period that compensates for the period that the Operator Services were stopped.

19.6	If the occurrence of an event of Force Majeure or Fortuitous Case resulted in total and complete loss of the Facilities or, if in the event of Force Majeure or Fortuitous Case continues for a period exceeding six (6) months then the Operator may at its discretion terminate this Agreement by issuing an Operator Termination Notice at any time to APSA.

19.7	The terms “Force Majeure” and “Fortuitous Case” as employed in this Agreement shall have the same meanings as defined in the Concession Contract.

20.	SECURITY, SAFETY AND HEALTH

20.1	The Operator shall be fully responsible for the security of the Facilities and all facilities and equipment thereat provided by APSA and such security shall include:
20.1.1	the physical security of the Facilities together with all facilities and equipment thereat; and

20.1.2	security of all equipment contained at the Facilities against mechanical damage by interference by third parties. Any Facilities perimeter fencing shall be maintained in a secure condition and gates shall be kept either locked or attended by security guards.
20.2	The Operator shall use all reasonable endeavours to ensure that operations related to the management, operation and maintenance of the Facilities are carried out in such a way to secure to the maximum extent possible, the safety of all the Operator’s employees and all other parties who may be involved or affected by the Operations of the Operator. The Operator shall comply with all regulations and laws relating to fire, health and safety as required in Panama.
21.	WARRANTIES BY APSA
21.1	APSA represents, warrants and undertakes to the Operator that:
21.1.1	it is a corporation duly established under the laws of Panama;

21.1.2	it has full power and authority to enter into this Agreement; and

21.1.3	it has taken all necessary action for the authorisation of its entry into this Agreement and the performance of its obligations under this Agreement; and

21.1.4	on the Effective Date this Agreement will be enforceable in accordance with its terms under the laws of Panama without any requirement for further action to be taken by any party.
22.	WARRANTIES BY THE OPERATOR

22.1	The Operator represents, warrants and undertakes to the Operator that:

22.1.1	it is a corporation duly established under the laws of England;

22.1.2	it has full power and authority to enter into this Agreement; and

22.1.3	it has taken all necessary action for the authorisation of its entry into this Agreement and the performance of its obligations under this Agreement.

23.	INDEMNITY AND RELATIONSHIP OF THE PARTIES

23.1	The Operator shall indemnify APSA against all proper and reasonable claims brought against APSA as a result of personal injury caused by the negligence of the Operator or its employees.

23.2	Neither the Operator nor APSA shall have any responsibility whatsoever with respect to the obligations assumed by the other under this Agreement nor in respect of the labour claims of any personnel of any other party hereto, and nothing in this Agreement shall constitute the Operator or APSA a partner, agent, or local representative of the other or create a fiduciary relationship or trust between them.
23.3	Prior to termination of this Agreement by APSA in accordance with Clause 15, in the event that penalties are sanctioned against APSA under the Contract as a consequence of any default for which the Operator is responsible under this Agreement the Operator hereby agrees to indemnify APSA against such sanctions imposed.
23.4	APSA hereby indemnifies the Operator against any costs or damages of whatever nature incurred or to be incurred by the Operator as a consequence of any default by APSA under this Agreement and/or the Contract.
23.5	The total liability of the Operator to APSA pursuant to this Agreement or otherwise shall not exceed the cumulative value of 3 (three) Monthly Payments subsequent to the default by the Operator.
23.6	Neither Party shall have the right to claim against the other Party under this Agreement or otherwise for any indirect loss or consequential damage of whatever nature including without limitation loss of expected profits.
24.	IMPORTATION OF MATERIAL AND EQUIPMENT; ENTRY OF EMPLOYEES
24.1	The Operator shall be responsible for making applications to obtain all the necessary government authorisations from the relevant Panamanian Agencies for the importation of the materials and equipment (including without limitation any and all accessories, spare parts, supplies and any other materials) or for the entry of non-Panamanian employees which the Operator in its opinion requires to be imported in connection with this Agreement. APSA will provide all necessary assistance to allow the Operator to obtain the government authorisations.

25.	ANNUAL MEETING
25.1	There shall be an annual meeting between the representatives of APSA and the Operator and such other meetings shall be convened by agreement between the Parties.
25.2	Such meetings will be convened at a mutually convenient time to the Parties. The formal annual meeting shall be approximately on each anniversary of the date of the commencement of the Operating Period. At the formal annual meeting the performance of the Parties under this Agreement shall be reviewed including but not limited to:
25.2.1	liaison between the Parties and the lines of communication;

25.2.2	the performance of the Operator in relation to the operation of the Facilities and the payments due to either APSA or the Operator;

25.2.3	any claims or grievances by either Party hereunder;

25.2.4	suggested changes in the Raw Water Criteria;

25.2.5	suggested changes in the Operational Performance Criteria;

25.2.6	any change in Law governing the operation of the Facilities; and

25.2.7	changes in local planning or government authorisations where this might affect the Facilities.
26.	RENEGOTIATION OF THIS AGREEMENT

26.1	Renegotiation of this Agreement may occur at any time and for any of but not exclusively the conditions described in Sub-Clauses 25.2.3 to 25.2.7 inclusive.
26.2	When a condition for renegotiation of this Agreement is identified by either APSA or the Operator, a meeting will be convened at which the scope of any additional work required or the additional costs incurred in meeting the new conditions will be identified and agreed upon.
26.3	The Operator shall submit proposals on a best endeavours basis for any additional costs on the same basis as this Agreement, taking due account of the effects of fluctuations in costs.
26.4	The Operator shall provide full details of the costs associated with the new mode of operation within one hundred and eighty (180) calendar days of the meeting under Clause 25.

26.5	If APSA decides to modify the Facilities so that it is able to meet new operating requirements, the Operator shall continue to operate the Facilities and shall be paid in accordance with this Agreement. If the modifications require that the Facilities are prevented from operation, the Operator shall continue to be paid standing charges as set out in Appendix B in accordance with this Agreement for the remainder of the period of this Agreement. If the modifications result in any changes to the Operator Services, then the effects of these shall be agreed between the Parties.
26.6	Sub-Clause 26.5 shall not be construed in any way as allowing the Operator to relax its efforts to operate the Facilities to the best of its ability and in accordance with its obligations herein.
27.	INSURANCE OBLIGATIONS
27.1	APSA shall procure and maintain throughout the Operating Period the following insurances required under the laws of Panama that APSA is required to maintain for such period in accordance with the provisions of the Concession Contract.
27.1.1	property all risk;

27.1.2	business interruption;

27.1.3	third Party due to APSA act or omission; and

27.1.4	Employers Liability
27.2	If APSA falls to take out or renew any such insurances in accordance Sub-Clause 27.1 , then the Operator may take out or renew such insurances and APSA shall immediately reimburse the Operator the amount of the Insurance premiums.
27.3	APSA shall Indemnify the Operator against any claim by third parties made against the Operator arising from or in connection with any default under this Agreement by APSA or any other act or omission of APSA its servants or agents.
27.4	APSA shall be liable for and shall indemnify the Operator against all losses, expenses or claims in respect of loss or damage to any physical property or of death or personal injury whenever occurring, to the extent caused by an event of Force Majeure or Fortuitous Case against which the Operator shall be unable to obtain insurance cover at normal commercial rates.
27.5	The Operator shall procure and maintain throughout the Operating Period the following insurances:

27.5.1	workmans compensation:

27.5.2	vehicle/office equipment, etc insurance:

27.5.3	third party due to Operator act or omission

27.5.4	machinery breakdown;

27.5.5	public/product liability; and

27.5.6	Employer’s liability
28.	INTELLECTUAL PROPERTY AND CONFIDENTIALITY
28.1	Each of the Parties shall treat as confidential all documents and other information whether written or oral and whether technical, financial or commercial, supplied to them by or on behalf of the other Party to the Agreement, relating to the Facilities and shall not, without the prior written consent of the other Party or as required by law or stock exchange regulations or recognised procedural practice, publish or otherwise communicate the same otherwise than for the purposes contemplated by this Agreement.
28.2	Notwithstanding Sub-Clause 28.1 the Operator shall be entitled to disclose to any of their employees, advisers and sub-contractors all documents and other information as may be necessary for the performance of their respective obligations, but the Operator shall not cause or permit any of such employees, advisors, or sub-Agreementors to disclose any document or information made available to them except as may be necessary for such performance.

29.	ASSIGNMENT
29.1	The Operator may not, without the prior written consent of APSA, assign this Agreement or its rights or obligations under this Agreement.
30.	WHOLE AGREEMENT
30.1	This Agreement and the documents referred to in it, contain the whole agreement between the Parties relating to the transactions provided for in this Agreement and each of the Parties acknowledges that in agreeing and entering into this Agreement it has not relied on any representations or warranties except those set out in this Agreement.
31.	DOMICILIA AND NOTICES
31.1	The Parties choose domicilia citandl et executandi (“Domicilium Address”) for all purposes arising from or pursuant to this Agreement, as follows:
31.1.1	APSA at Calle Belen y Via Panamericana, Republic of Panama, facsimile number 00.507.292.8865

31.1.2.	The Operator at Biwater House, Station Approach, Dorking, Surrey RH4 ITZ, England, facsimile number (33) 1306 885233.
31.2	Any Party shall be entitled from time to time, by written notice to the other(s), to vary its Domicillum Address to any other address which is not a post office box.
31.3	All notices in terms of this Agreement shall be in writing and any notice given by any Party to another (“Addressee”) which:
31.3.1	is delivered by hand or transmitted by facsimile to the Addressee at its Domicilium Address for the time being shall be deemed to have been received by the Addressee on the date of delivery or transmission, as the case may be; and

31.3.2	if posted by prepaid registered post from an address within the Republic of Panama to the Addressee at its Domicilium Address for the time being shall be deemed to have been received by the Addressee on the 10th (tenth) business day after the date of such posting.
31.4	Notwithstanding anything to the contrary contained or implied in this Agreement, a written notice or communication actually received by one of the Parties from another, including by way of facsimile transmission, shall be adequate written notice or communication to such Party.
32.	WAIVERS AND OTHER GENERAL LEGAL PROVISIONS

32.1	No failure to exercise and no delay in exercising, on the part of APSA or the Operator, of any right or power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof, or the exercise of any other right, power or privilege. No waiver by APSA or the Operator shall be effective unless in writing.
32.2	The rights, remedies and obligations of APSA and the Operator under this Agreement in the event that the Facilities falls to satisfy the Operational Performance Criteria shall exclude all other rights, remedies and obligations.
32.3	Notwithstanding any other provision of this Agreement, the Operator shall not be liable to APSA nor shall APSA issue an Operator Temporary Warning Order or Operator Termination Notice arising out of any failure to perform any obligation under this Agreement where and to the extent that such failure is due to an event of Force Majeure or Fortuitous Event.
33.	REVIVAL OF OBLIGATIONS
33.1	Prior to the withdrawal by the Operator from the Facilities, an Operator Termination Notice may be cancelled or be interpreted as not given by the issuing party if any of the following occur:
33.1.1	The event of Force Majeure ceases to have effect;

33.1.2	The bankruptcy proceedings of the Operator are terminated; or

33.1.3	APSA ceases to be in default under this Agreement.

33.1.4	Either Party wishes to withdraw the Operator Termination Notice.
34.	SEVERABILTTY
34.1	If any provision of this Agreement is prohibited or unenforceable in any relevant Jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of the provision in any other jurisdiction.
35.	COUNTERPARTS
35.1	This Agreement shall be executed in two (2) counterparts and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

36.	LANGUAGE

36.1	This Agreement and each document referred to in this Agreement or to be delivered under this Agreement shall be in the English language.

37.	APPLICABLE LAWS

37.1	This Agreement shall be governed by and construed in accordance with the laws of the Republic of Panama.

38.	DISPUTES

38.1	If a dispute of any kind whatsoever arises between the Parties in connection with or arising out of any provision of this Agreement it shall be settled in accordance with this Clause 38.

38.2	For the purpose of this Clause a dispute shall be deemed to arise when one Party serves on the Adjudicator a notice in writing stating the nature of the dispute.

38.3	Every dispute notified under Sub-Clause 38.2 shall be reviewed by the Adjudicator who shall act as an expert and mediator and not as an arbitrator. The Adjudicator shall indicate to the Parties in writing within three months from his receipt of the notice under Sub-Cause 38.2 his conclusions concerning the said dispute.

38.4	Unless this Agreement has already been terminated the Parties shall in every case continue to proceed with their responsibilities under this Agreement with all due diligence whilst the Adjudicator is reviewing the dispute. The Parties shall give consideration to the written conclusions of the Adjudicator on any dispute so referred to him and will use such conclusions as the Adjudicator may reach as the basis of amicably finally resolving any such dispute amongst themselves.

38.5	If after receiving the Adjudicators conclusions under Sub-Clause 38.3 on any dispute referred to him under Sub-Clause 38.2 the Parties are unable to amicably finally resolve any such dispute amongst themselves under Sub-Clause 38.4 then either Party may refer the dispute to arbitration pursuant to the provisions of Sub-Clause 38.9 to 38.15 inclusive.

38.6	The costs of the Adjudicator shall be paid by the Party serving notice on the Adjudicator under Sub-Clause 38.2.

38.7	No conclusion drawn by the Adjudicator in accordance with the foregoing provisions shall disqualify him from being called as a witness and giving evidence before an arbitrator on any matter whatsoever relevant to a dispute or difference referred to an arbitrator as set out hereunder.

38.8	The Adjudicator to be appointed shall be agreed to in writing by the Parties. in the event the Parties are unable to agree to the appointment of the Adjudicator he shall be appointed by application of either party hereto to the London Court of International Arbitration (“LCIA”). In the event that the Adjudicator so appointed shall be unable to act as Adjudicator the Parties shall agree to appoint another such person to so act as Adjudicator.

38.9	As set out above, the parties shall seek to resolve in the first instance any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, by amicable means. If the amicable meeting hereby provided falls to reach a decision on any dispute, controversy or claim arising in connection with this Agreement within ninety (90) days after the date of either party’s submission the dispute shall be referred to arbitration.

38.10	The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules as in effect on the date of this Agreement. In the event that those rules conflict with the provisions of this Clause, this Clause shall prevail.

38.11	The arbitral tribunal shall consist of one arbitrator.

38.12	The arbitration shall be conducted in London, England with English law governing the procedure and administration.

38.13	The English language shall be used to conduct the arbitration.

38.14	Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceedings. The arbitration is an arbitration in law and the parties shall comply with any award of the arbitral tribunal. The parties hereby waive, to the extent permitted by law, any rights to appeal or to review, such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceedings or their assets wherever they may be found and that a judgement award may be entered in any court having jurisdiction thereof.

38.15	If either or both parties are unable, within ninety (90) days of the notice of the decision to go to arbitration being served by one party or the other to decide on the identity of the arbitrator then the LCIA shall be the appointing authority for the arbitration. In the event that the LCIA is requested under Article 7 of the UNICITRAL Arbitration Rules to appoint an arbitrator it shall appoint only a person who has experience in international commercial agreements and, in particular, the implementation and interpretation of international construction and water treatment contracts.

39.	CONDITIONS PRECEDENT
34.1	This Agreement shall come into effect at 12.00 noon on the day before the day upon which the Operator is asked to be present to witness the Operational Performance Tests.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into in the manner required by their respective constitutions and the laws of their respective countries the day and year first above written.
Signed by           /s/ D. R. Ash
For and on behalf of
Aguas De Panama SA
Witness to the signature of Mr.            D. R. Ash
Signed by            /s/ SIGNATURE ILLEGIBLE

Signed by            /s/ D. Watkinson
For and on behalf of
Biwater international Limited
Witness to the signature of Mr.            D. Watkinson
Signed by            /s/ SIGNATURE ILLEGIBLE

LIST OF APPENDICES

Appendix A	The Contract

Appendix B	The Price and Penalty Formula

Appendix C	The Concession Contract

APPENDIX A
The Contract

FIRM PRICE TURNKEY DESIGN AND CONSTRUCTION AGREEMENT
THIS FIRM PRICE TURNKEY DESIGN AND CONSTRUCTION AGREEMENT ("Agreement”) is made this Twenty Sixth day of November, 1999.
BETWEEN:
1.	Aguas de Panama SA, a company organised and existing under the laws of the Republic of Panama with office situated at Calle Belen y Via Panameriana, Republic of Panama, and

2.	Biwater International Limited, a company organised and existing under the laws of England with office situated at Biwater House, Station Approach. Dorking, Surrey RH4 1TZ, England acting through its Panamanian branch.

(together the “Parties” and individually the “Party”).
WHEREAS:
1.	The Employer has entered into a concession contract for the sale of bulk water to Instituto De Acueductos Y Alcantariliados Nacionales to supply the districts of La Chorrea, Arraijan and Capira for which the Employer is obliged to carry out studies, designs and construction of the potable water supply facilities (“Facilities”) and to operate and maintain the Facilities after construction for a period of 30 (thirty) years.

2.	The Contractor has agreed to provide process design, civil and mechanical and electrical designs, procure local materials and construct the Facilities and to remedy defects therein in accordance with the terms and conditions herein contained.

3.	This Agreement sets out the basis of the terms and conditions subject to which the Contractor will design and construct the Facilities required by the Employer.
NOW IT IS HEREBY AGREED as follows:
1.	INTERPRETATION

This clause headings in this Agreement are for the purpose of convenience only and shall not be taken into account in the interpretation of nor modify the terms of this Agreement unless inconsistent with or a contrary intention clarly appears from the context.

1.1	words importing:
1.1.1	any reference to a gender includes the other genders:

1.1.2	any reference to the singular includes the plural and vice versa: and

1.1.3	any reference to natural persons includes legal persons and vice versa:
1.2	the following terms and expressions shall have the meanings assigned to them hereunder when used in this Agreement and the above recitals and cognate expressions shall have a corresponding meaning:

1.2.1	“Agreement” means the agreement as set out herein, together with all appendices hereto;

1.2.2	“Employer” means Aguas de Panama SA, a company organised and existing under the laws of the Republic of Panama with office situated at Calle Belen y Via Panamerica, Republic of Panama;

1.2.3	“Concession” means the concession for the construction, financing, design and construction of the Facilities and to operate and maintain the Facilities after construction for a period of 30 (thirty) years;

1.2.4	“Concession Contract” means the written concession contract between the Employer and IDAAN dated 2 April 1998 relating to the Concession;
1.2.5	“Contractor” means Biwater international limited, a company organised and existing under the laws of England with office situated at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ, England;

1.2.6	“Financing Agreement” means any agreement, arrangement and/or document entered into by or on behalf of a Lender and the Employer in connection with the financing and re-financing, as the case may be, of the Employers obligations under the concession contract;

1.2.7	“Lender” means any person or entity who has undertaken to provide financing facilities to the Employer in respect of the Concession granted to the Employer in terms of the Concession Contract and who has entered into a Financing Arrangement with the Employer or who has become a party to a Financing Agreement for such purpose; the repayment obligations under which financing Agreement have not been discharged;

12.8	“IDAAN” means Instituto De Acueductos Y Alcanterilados Nacioneles and its successors-in-title;

1.2.9	“Signing Date” means the date upon which this Agreement is signed by the Party signing last in time;

1.2.10	“Tender” means the written tender offer of the Contractor to the Employer dated 1 October 1999 ref 359/LG0056/ghj relating to the design and construction work required in relation to the Facilities required by the Employer.
1.3	expressions defined in this clause 1 shall bear the same meaning in any appendices to this Agreement which do not otherwise contain their own definitions;

1.4	where any words and/or expressions are defined within the context of any particular clause in this Agreement, the words and/or expressions so defined shall bear the meaning assisted to such words and expressions in that clause, notwithstanding that such words and/or expressions have not been defined in this interpretation clause.
1.5	Unless the context otherwise requires, the provisions of the Concession Contract shall apply to this Agreement as such shall apply to the design, construction and setting into operation of the Facilities by the Contractor under this Agreement as if the Employer were IDAAN therein stated and the Contractor were the Employer thereunder. The Employer shall provide the Contractor with a copy of the Concession Contract other than the details of the Employer’s prices as set out in Appendix 4 hereto.

1.6	Where under the Concession Contract any Liability of the Employer is to be determined or limited by reference to price or value as defined therein, the liability of the Contractor hereunder shall be similarly determined.
1.7	The Employer agrees and declares that every limitation and exclusion of liability of the Employer contained in the Concession Contract shall as between the Employer and the Contractor extend to protect the Contractor. his servants and agents (with the exception of Liability for death or personal injury caused by willful negligent acts or omissions).
2.	CONCLUSION OF FIDIC CONTRACT
2.1	The Contractor hereby undertakes:
2.1.1	to provide process design, civil and mechanical and electrical designs, procure local materials and construct and set into operation the Facilities and remedy any defects therein; and

2.12	to provide all superintendence, labour, materials (except for the free issue materials provided by the Employer) constructional plant, temporary works (including the design thereof), all requisite transport and all other things, whether of a temporary or permanent nature, required in and for such design, execution and set into operation of the Facilities and for the remedying of any defects, on the terms and conditions set out in the FIDIC Agreement concluded between the Parties and referred to in Clause 2.3 hereof and on the terms and conditions set out herein.

2.2	In consideration of the Contractor fulfilling its obligations referred to in 2.1, the Employer shall pay to the Contractor the Contract Price of or such other sum as may become payable under this Agreement at the times and in the manner set out herein.

2.3	The Employer and the Contractor hereby conclude, on and with effect from the Signing Date, a firm price turnkey construction agreement on the terms and conditions as set out in this Agreement and in the Conditions of Contract for Design-Build and Turnkey as endorsed by the Federation Internationale des Ingeneurs-Conseils (“FIDIC Agreement”), a standard form copy of which is attached hereto as Appendix 1 hereto and is initialed by the Parties for identification purposes, as amended in terms hereof.

2.4	If and to the extent that there is any conflict between the provisions of this Agreement and of the FIDIC Agreement, the provisions of this Agreement shall prevail and shall, to the extent possible, be given effect to accordingly.
2.5	For purposes of the FIDIC Agreement concluded between the Parties.
2.5.1	the description of the scope, standard, design criteria, programme of work, tests on completion and other specifications relating to the works set out in Appendix 3 hereto shall be deemed to be the “Employees Requirements” referred to in Clause 1.1.1.2 of the FIDIC Agreement.

2.5.2	the Tender, together with all appendices thereto and all documents, drawings, calculations, specifications and technical and other information forming part thereof, attached thereto or incorporated therein shall be deemed to be the “Tender” referred to in clause 1.1.1.3 of the FIDIC Agreement;

2.5.3	the Parties shall, simultaneously with the execution of this Agreement, complete, sign and execute, in accordance with the Tender, the Appendix to Tender attached hereto as Appendix 2 hereto, which completed document shall be deemed to be the “Appendix to Tender” referred to in Clause 1.1.1.4 of the FIDIC Agreement;

2.5.4	this Agreement once signed and executed by or on behalf of the Employer shall be deemed to be the “Letter of Acceptance” referred to in Clause 1.1.1.8 of the FIDIC Agreement;

2.5.5	this Agreement shall be deemed to be the “Contract Agreement” referred to in Clause 1.1.1.9 of the FIDIC Agreement;

2.5.6	the Employer shall be the “Employer” referred to in Clause 1.1.2.1 of the FIDIC Agreement;

2.5.7	the Contractor shall be the “Contractor” referred to in Clause 1.1.2.2 of the FIDIC Agreement;

2.5.8	the Employer shall be deemed to be the “Employers Representative” referred to in Clause 1.1.2.3 of the FIDIC Agreement;

2.5.9	the Contractor hereby appoints Derek George Ruble as its representative and, accordingly, such persons shall be and shall be deemed to be the first “Contractor’s Representative” referred to in Clause 1.1.2.3 of the FIDIC Agreement;

23.10	the Tests on Completion specified in Employer’s Requirements shall be deemed to be the “Tests on Completion” referred to in Clause 1.1.4.1 of the FIDIC Agreement;

2.5.11	any Tests after Completion specified in Employers Requirements shall be deemed to be the ‘Tests after Completion” referred to in Clause 1.1.43 of the FIDIC Agreement;

2.5.12	the Contract Price referred to in Clause 2.2 hereof shall be deemed to be the “Contract Price” referred to in Clause 1.15.1 of the FIDIC Agreement; and

2.5.13	“Balboa” being the lawful currency of the Republic of Panama shall be the “Local Currency” referred to in Clause 1.152 of the FIDIC Agreement.

2.5.14	Delete definition of “Foreign Currency” referred to in Clause 1.1.5.3 of the FIDIC Agreement and substitute “means a freely convertible currency, named in the Appendix to Tender as the currency in which the Contract Price is payable”.

3.	VARIATION OF FDIC CONTRACT

The Parties hereby amend the provisions of the FIDIC Agreement by:
3.1	amending the existing Clause 1.1.1.5 of the FIDIC Agreement to read as follows:

“1.1.1.5 “Contractor’s Proposal” means the details of the preliminary design submitted with the Tender, as included in the Contract.

3.2	amending the existing Clause 11.3.1 of the FIDIC Agreement to read as follows:

“1.13.1 “Base Date” means 03 September 1999”.

3.3	amending the existing Clause 2.4 of the FIDIC Agreement to read as follows:
“2.4	Notwithstanding anything to the contrary contained herein, the Employer shall only be entitled to cancel and/or otherwise terminate the Contract under Clause 15 of the FIDIC Agreement as a result of a default of the Contractor, provided that the prior written consent of the Lenders have been obtained”.
3.4	amending the existing Sub-clause 4.11 of the FIDIC Agreement to read as follows:
“4.11	If any unforeseen sub-surface conditions are encountered by the Contractor, the Contractor shall not be entitled to claim any adjustment of the Contract Price.”
3.5  amending the existing Sub-clause 4.24 of the FIDIC Agreement to read as follows:
“4.24	All fossils, coins, articles and value or antiquity and structures and other remains or things of geological or archaeological interest discovered on the Site shall (as between the Parties) be the property of the Employer. The Contractor shall take reasonable precautions to prevent his staff, labour or other persons from removing or damaging any such article or thing. The Contractor shall, immediately upon discovery of such article or thing, advise the Employer’s Representative, who may issue instructions for dealing with it.

The Contractor shall not as a result of any such event or as a result of following these instructions of the Employers Representative, be entitled to claim any adjustment of the Contract Price.”
3.6	Delete paragraph (d) of Sub-clause 8.3 of the FIDIC Agreement and re-letter paragraph (e) to become paragraph (d).
3.7	amending the existing Sub-clause 10.3 of the FIDIC Agreement to read as follows:
“10.3	If the Contractor is prevented from carrying out the Tests on Completion by a cause for which the Employer (or another Contractor employed by the Employer) is responsible, the Employer shall be deemed to have taken over the Works or Section (as the case maybe) on the date when the Tests on Completion would otherwise have been completed. The Employees Representative shall then issue a Taking-Over Certificate accordingly, and the Contractor shall carry out the Tests on Completion as soon as practicable, before the expiry of the Contract Period. The Employer’s Representative shall require the Tests on Completion to be carried out in accordance with the relevant provisions of the Contract if the Contractor incurs additional Costs as a result of this delay in carrying out the Tests on Completion, and such additional Cost is directly attributable to the Employer, such Cost shall be determined by the Employer’s Representative in accordance with the provisions of Sub-Clause 3.5 of the FIDIC Agreement and shall be added to the Contract Price.”
3.8	deleting the phrase “plus reasonable profit” from the existing Sub-clause 11.2 and 11.4 of the FIDIC Agreement

3.9	amending the existing Sub-clause 12.2 of the FIDIC Agreement to read as follows:

“12.2 All work referred to in Sub-clause 12.1(b) shall be executed by the Contractor at his own cost and expense.”

3.10	amending the existing Sub-clause 12.8 of the FIDIC Agreement to read as follows:

“12.8 The Contractor shall, at his cost and if required by the Employer’s Representative, search for the cause of any defect, under the direction of the Employer’s Representative.”

3.11	inserting the following paragraph at the end of the existing Sub-clause 14.3 of the FIDIC Agreement
“14.3	Notwithstanding anything to the contrary contained in the Contract, no Variation shall be effected by the Parties unless and until the tenders have approved, in writing, the Variation concerned and any adjustment of the Contract Price, Time for Completion and all other amendments to the Contract pursuant thereto.”
4.	DOMICILIA AND NOTICES

4.1	The Parties choose domicilia citandi et executandi (“Domicilium Address’) for all purposes arising from or pursuant to this Agreement, as follows:
4.1.1	the Employer at Calle Belen y Via Panamericana, Republic of Panama, facsimile number 00.507.292.8865.

4.1.2	the Contractor at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ, England, facsimile number (44) 1306 885233.
4.2	Any Party shall be entitled from time to time, by written notice to the other(s), to vary its Domicilium Address to any other address which is not a post office box.
4.3	All notices given in terms of this Agreement shall be in writing and any notice given by any Party to another (“Addressee”) which:
4.3.1	is delivered by hand or transmitted by facsimile to the Addressee at its Domicilium Address for the time being shall be deemed to have been received by the Addressee on the date of delivery or transmission, as the case maybe; and

4.3.2	if posted by prepaid registered post from an address within the Republic of Panama to the Addressee at its Domicilium Address for the time being shall be deemed to have been received by the Addressee on the 10th (tenth) business day after the date of such posting.

4.4	Notwithstanding anything to the contrary contained or implied in this Agreement a written notice or communication actually received by one of the Parties from another, including by way of facsimile transmission, shall be adequate written notice or communication to such Party.

5.	GENERAL

5.1	This Agreement read with its appendices constitutes the sole record of the agreement between the Parties in regard to the subject matter hereof.

5.2	No Party shall be bound by any representation, warranty, undertaking, promise or the like not recorded in this Agreement

5.3	No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless done in writing and signed by or on behalf of all the Parties.

5.4	Any indulgence which any Party may show to any other in terms of or pursuant to the provisions contained in this Agreement shall not constitute a waiver of any of the rights of the Party which granted such Indulgence.

5.5	This agreement shall be governed by and construed and interpreted in accordance with the laws of the Republic of Panama.

6	FREE ISSUE SPARES AND EQUIPMENT

6.1	The Contractor shall allow for all costs in connection with collecting the free issue materials from the docks and delivering such materials to their place of installation in the Works.

6.2	The Contractor will provide all necessary plant and labour for loading/off loading of spares and equipment onto/from Contractor’s transport unless advised to the contrary in writing by the Employer. The Contractor shall ensure that spares and equipment are properly handled to prevent damage during loading, transportation, unloading and installation. The Contractor shall collect the free issue spares and equipment in good order from the docks. Any defect found by the Contractor upon the collection of the free issue materials is to be brought to the Employer’s attention at that time.

6.3	The Contractor shall assume full responsibility for all free issue spares and equipment immediately upon collection from the Panamanian Docks.

6.4	The Contractor shall ensure that all free issue spares and equipment issued to him are property and securely stored to prevent deterioration, loss or damage.

6.5	Any damage to or loss of free issue spares and equipment issued to the Contractor from whatever cause will be made good by the Employer at the Contractor’s cost

6.6	The Contractor stall, on completion of this Agreement, return any free issue spares and equipment which are surplus to requirements to the Employer.

6.7	All replaced or damaged free issue spares and equipment will remain the property of the Employer and should be returned to the Employer for his disposal unless directed otherwise by the Employer in writing.

IN WITNESS WHEREOF the duty authorized representatives of the Parties have entered Into this Agreement in duplicate the day and year first above written.
Signed by           /s/ D. R. Ash/Director
For and on behalf of
Aguas De Panama SA

Witness to the signature of Mr.           D. Ash
Signed by            /s/ J. M. Jackson
Signed by            /s/ J. G. Hagan/Director
For and on behalf of
Biwater international Limited
Witness to the signature of Mr.            J. Hagan
Signed by            /s/ J.M. Jackson

APPENDIX B
The Price
APSA shall pay the Operator monthly calculated at 40% (forty per cent) of the value of each of APSA’s monthly invoices to IDAAN issued pursuant to the Concession Contract.
Penalty Formula
in the event of any default imputable to the Operator, the Operation shall become liable to APSA for any sanctions imposed by IDAAN on APSA in accordance with Clauses 35 and 36 of the Concession Contract.

CONTRACT ADDENDUM NO 1
To
OPERATIONS AND MAINTENANCE AGREEMENT FOR THE
DRINKING WATER SYSTEM TO SUPPLY WATER TO THE AREA OF
LA CHORRERA, ARRAIJAN AND CAPIRA
Between
AGUAS DE PANAMA
And
BIWATER INTERNATIONAL LTD.

CONTRACT ADDENDUM NO 1
This Addendum made this day of October 2002 to the contract for the “Operations And Maintenance Agreement For The Drinking Water System To Supply Water To The Area of La Chorrera, Arraijan and Capira” between Aguas de Panama, S.A. and Biwater International Limited dated 6th day of July 2000, (the “Contract”)
BETWEEN
(1)	Aguas de Panama, S.A. Calle Belen y Via Panamericana, Republic of Panama (“APSA”) of the one part, and

(2)	Biwater International Limited Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ acting through its Panamanian branch (the “Operator”) of the other part.
WHEREAS The Contract provides a provision for the renegotiation of its terms and conditions pursuant to Clause 26 thereof and
WHEREAS The Parties enter into this Contract Addendum No 1 to signify their acceptance of their renegotiations of the Contract in connection with the terms and conditions set out hereunder.
NOW THIS ADDENDUM WITNESSETH as follows:
(1)	In this Addendum No 1 words and expressions shall have the same meanings as are respectively assigned to them in the Contract.
(2)	The Price which APSA has to pay the Operator which is noted under the Contract in Appendix 8 has been reviewed by both Parties to the Contract and the Parties agree that the Price has been found to be Inadequate in that the Operator is not recompensed satisfactorily for duties to be carried out under the Contract.
(3)	The Price stipulated in the Contract in Appendix B as being 40% (forty per cent) is now agreed by both Parties to be increased to 45% (forty five per cent)
(4)	The increased percentage in this Addendum No 1 adjusting the Price is applicable to the value of each of APSA’s monthly invoices to IDAAN issued pursuant to the Concession Contract.
(5)  All terms and conditions of the Contract not altered under this Addendum No 1 remain valid.
(6)	The terms and conditions of this Addendum No 1 shall take precedence over the terms and conditions of the Contract.

IN WITNESS whereof the parties have caused this Addendum No 1 to be entered into the manner required by their respective constitutions.
Signed by            /s/ D. R. Ash
                     D R Ash – Director
                     For and on behalf of Aguas De Panama SA
Witness to the signature of Mr. D R Ash
Signed by            /s/ SIGNATURE ILLEGIBLE
Signed by           /s/ M. Anderson
                     M Anderson – Director
                     For and on behalf of Biwater international Limited
Witness to the signature of Mr M Anderson
Signed by            /s/ J. M. Jackson